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                            MAXXAM INC.
        (Name of Registrant as Specified in Its Charter)


        AS YOU SOW FOUNDATION, JILL RATNER, THOMAS W. LITTLE
              (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

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

FOR IMMEDIATE RELEASE                              April 1, 1997
Contact: Lisa Chen or Rachel Swain 415-255-1946

         Shareholders Nominate Independent Directors for
                Election to Board of MAXXAM Inc.

Common Stock Holders Propose Former Deputy Insurance Commissioner and Retired Appellate Judge as Independent Director Slate,
   Urge Maxxam to be a "Willing Seller" of Headwaters Forest.

Oakland, CA -- Maxxam Inc. shareholders As You Sow Foundation and two officials of Rose Foundation for Communities and the Environment informed the SEC yesterday of their intent to solicit shareholder proxies in support of an independent slate of Directors to the Company Board. The move, sparked by concerns of some shareholders over the financial future of the Company, comes less than two years after the FDIC sued CEO Charles Hurwitz, alleging "balance sheet manipulation."

The proposed independent directors are Mr. William A. Newsom, retired Justice of the California Court of Appeal and administrator of the Gordon Getty Family Trust, and Mr. Richard
D. Baum, formerly Chief Deputy Insurance Commissioner for the State of California, and currently CEO and president of Care West Insurance Company.

The Company's bylaws reserve two of seven potential Board seats for Directors elected exclusively by holders of common stock. "In essence," said Rose Foundation President Jill Ratner, "these seats were not intended to be filled by company insiders. Given that the FDIC has charged Charles Hurwitz with 'engaging in a pattern of deceptive financial reporting,' we believe that independent participation on Maxxam's Board may have a salutary effect on corporate operations."

As You Sow and Rose Foundation officials are also urging shareholders to vote for a resolution which asks Maxxam Inc. to be a "willing seller" of all 60,000 acres of Headwaters Forest in Northern California. "Management's approach to the Headwaters issue has already cost the Company more than $1,000,000 in opponents' attorney fees," said Ratner. "We can only guess how much more has gone to the Company's own lawyers. A continuing refusal to sell the forest may severely impair Maxxam's ability to conduct business and threaten the long-term financial success of the Company."

This development comes just seven weeks after Maxxam's second largest institutional investor, the $108 million pension fund CalPERS, warned Hurwitz that attempts to log the old growth redwoods may "significantly harm the long-term value of Maxxam" and resulting public perception of Hurwitz as "a pariah." The shareholders' proposal suggests a "debt-for-nature" swap whereby Maxxam would exchange all 60,000 acres of the forest for cancellation of $4 billion in potential liabilities for three savings-and-loan-related lawsuits. "In our view, if Maxxam and Hurwitz lose these cases, it could wipe out the Company's assets," said Ratner. "It is natural for the shareholders be concerned."

"Common shareholders want independent Directors on the Board to represent their interests and protect their investments," said
Baum. "I take these duties very seriously and see them as critical to my election."

The following may be deemed "participants" in this solicitation:
As You Sow Foundation, owner of 100 shares of MAXXAM common stock, the Rose Foundation for Communities and the Environment, which does own any MAXXAM stock, and Jill Ratner and Thomas W. Little, the Rose Foundation's president and executive director, who own 100 shares of MAXXAM common stock as tenants in common. Ms. Ratner also owns 50 shares as an individual.

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